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                               EXHIBIT 10(iii)(f)



                             NAUTICA ENTERPRISES, INC.
                               40 West 57th Street
                            New York, New York 10019



January 7, 2002

Mr. David Chu
C/o Nautica Enterprises, Inc.
40 West 57th Street
New York, New York 10019

            Re: Letter Agreement, dated May 1, 1998, between David Chu and Nautica Enterprises, Inc. (the "1998 Letter Agreement")

Dear David:

      This letter (this "Sale and Cancellation Agreement") sets forth our agreement concerning the sale of your rights and the cancellation of Nautica Enterprises, Inc.'s ("Nautica") obligations under the 1998 Letter Agreement.

      In consideration of your full release and complete discharge of Nautica with respect to any obligations Nautica has or may have pursuant to or arising out of the 1998 Letter Agreement, the full conveyance by you to Nautica of all rights you have and may have pursuant to or arising out of the 1998 Letter Agreement and the cancellation of all past, present and future obligations of Nautica thereunder, Nautica agrees to pay to you an amount equal to (i) four million dollars ($4,000,000) in immediately available funds (the "Cash Amount") and (ii) One Million Six Hundred Thirty Thousand One Hundred and Twenty Three Dollars ($1,630,123.00) in immediately available funds (the "Gross-up Amount").

      In full satisfaction of any obligations Nautica has or may have pursuant to or arising out of the 1998 Letter Agreement, the full conveyance by you to Nautica of all rights you have and may have pursuant to or arising out of the 1998 Letter Agreement and the cancellation of all past, present and future obligations of Nautica thereunder, we will transfer funds to you via wire transfer pursuant to written transfer instructions received from you, (i) a wire transfer for the Cash Amount and (ii) a wire transfer for the Gross-up Amount on January 10, 2002, or such other date, time and place mutually agreed upon by us in writing (the "Closing Date").

      Upon the execution and delivery of this Sale and Cancellation Agreement, you agree that: all obligations Nautica has or may have pursuant to or arising out of the 1998 Letter Agreement are canceled; all rights you may have pursuant to or arising out of the 1998 Letter Agreement are conveyed to Nautica; you are granting to Nautica full and irrevocable release with respect to any obligations Nautica has or may have pursuant to or arising out of the 1998 Letter Agreement; no further payments are owed or due to be made to you by Nautica thereunder with respect to any prior, current or future fiscal or calendar year; and Nautica's only obligation to you in connection with the 1998 Letter Agreement and this Sale and Cancellation Agreement is to pay you the Cash Amount and the Gross-up Amount on the Closing Date.


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      Except to the extent as provided herein, this Sale and Cancellation
Agreement is not intended to alter or change the status quo with respect to our respective rights to any intellectual property, including rights to any Nautica name or trademarks. Accordingly, except as provided herein, nothing in this Sale and Cancellation Agreement will modify any such rights and, except for the purpose of enforcing the provisions of this Sale and Cancellation Agreement, neither you nor Nautica will submit, refer, to or otherwise use this letter, or any of its terms, in any legal, administrative or arbitration proceeding relating thereto.

      Supplementing the foregoing, except for the purpose of enforcing the provisions of this Sale and Cancellation Agreement, the parties agree that neither party to this Sale and Cancellation Agreement will be entitled to rely upon or, except as required by law, refer to the tax accounting and financial accounting of this transaction or the Gross-up Amount made by the parties hereto and/or any documents or statements, referring to such election, in any discussion, interpretation or dispute in connection with any legal, administrative or arbitration proceeding relating to the parties' respective rights to any intellectual property and pursuant to any agreements relating to the "Nautica" trademark.

      Nothing herein shall prohibit Nautica from disclosure of this Sale and Cancellation Agreement under applicable state or federal laws including but not limited to disclosure under applicable securities laws.

      For federal, state and local income tax purposes, the parties hereto intend that the Gross-up Amount has been computed based on the parties' agreement to treat the Sale and Cancellation Agreement as a sale of a capital asset. Neither party hereto shall take any position on his or its tax returns or with any taxing authority or in any judicial proceeding or take any action or fail to take any action that is inconsistent with such treatment or that would cause the Gross-up Amount not to be computed on the basis of a sale of a capital asset. Nautica shall indemnify and hold you harmless from and against the imposition of any and all additional taxes, and all interest and penalties resulting from the imposition of such taxes by the Internal Revenue Service or any other taxing authority, as finally determined, resulting solely from the failure to respect or permit the treatment of the transaction as a sale of a capital asset, in which event, such taxes for purposes of this paragraph shall be computed at the federal, state and local rates actually applicable to you (as compared to the taxes which would have been due if the Gross-up Amount had been computed on the basis of this transaction being treated as a sale of a capital asset); provided, however, that you (i) have fully complied with the provisions of the second sentence of this paragraph and (ii) promptly notify Nautica in writing of any audit or claim by a taxing authority that could result in a liability of Nautica under this paragraph and, if Nautica so requests, permit Nautica, at its own expense: (a) to participate in the conduct and defense of such audit or contest to the extent such audit or contest relates to whether or not the treatment of any gain realized from this transaction as a capital gain is appropriate (a "Relevant Audit Issue"); and (b) to engage representation selected by Nautica and acceptable to you (which acceptance shall not be unreasonably withheld) to participate in the defense of an audit or contest related to a Relevant Audit Issue and any administrative or judicial proceeding resulting therefrom. In the event Nautica undertakes to participate in the defense or contest of a taxing authority's audit or claim of a Relevant Audit Issue, you agree not to settle or compromise the Relevant Audit Issue without Nautica's prior written approval, which approval shall not be unreasonably withheld.

      This Sale and Cancellation Agreement constitutes the entire agreement between you and Nautica with respect to all matters referred to herein and supersedes all prior agreements or understandings, written or oral, among us with respect thereto, and shall be binding upon and for the benefit of you and Nautica, and our respective successors, assigns heirs and distributees.


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      This Sale and Cancellation Agreement shall be governed by and construed in accordance with the internal substantive laws and not the choice of law rules of the State of New York.

      This Sale and Cancellation Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument, the effective date of which shall be the first date set forth above.

      Please indicate your agreement with and acceptance of the terms and conditions of this Sale and Cancellation Agreement by signing your name in the space provided below, and returning an executed copy of this letter to Nautica at its offices at 40 West 57th Street, New York, New York 10010.



                                                Very truly yours,
                                                NAUTICA ENTERPRISES, INC.

                                                By:  s/ Harvey Sanders
                                                   ---------------------------
                                                     Harvey Sanders


Agreed and accepted as
of the first date written above

By:  s/ David Chu
   ----------------------------
        David Chu


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